Exhibit 99.1
For More Information Contact:
Justine E. Koenigsberg
Senior Director, Corporate Communications
(617) 914-3494
FOR IMMEDIATE RELEASE
VIACELL ANNOUNCES CLINICAL HOLD FORMALIZING SUSPENSION OF ENROLLMENT IN CB001 STUDY
— Clinical Hold Not in Response to New Events —
Cambridge, MA, September 21, 2005 — ViaCell, Inc. (NASDAQ: VIAC) today announced that the U.S. Food and Drug Administration (FDA) has placed a clinical hold on the Company’s Phase I clinical trial evaluating CB001, an investigational cord blood stem cell product for hematopoietic stem cell transplantation in patients affected by a variety of cancers. The clinical hold is not in response to any new events in the study. The clinical hold formalizes an agreement between ViaCell and the FDA to suspend enrollment in the Phase I clinical trial.
As previously announced, ViaCell suspended enrollment in its CB001 Phase I clinical trial after two patients experienced Grade IV acute graft-versus-host disease, or aGVHD, a potential and common side effect in transplantation. Under the study protocol, two cases of Grade IV aGVHD called for suspension of enrollment. Both patients recovered from Grade IV aGVHD and have been released from the hospital.
ViaCell is a biotechnology company focused on enabling the widespread use of human cells as medicine. The Company is developing a pipeline of proprietary stem cell product candidates intended to address cancer, cardiac disease, and diabetes. CB001, its lead cord blood derived stem cell therapy product, is being developed for hematopoietic stem cell transplantation in patients affected by a variety of cancers. In addition to its therapeutic development programs, ViaCell’s reproductive health business unit commercializes Viacord®, a product that offers expecting families the option of preserving their baby’s umbilical cord blood. The Company is working to leverage its commercial infrastructure and product development capabilities by developing ViaCyteSM, its investigational product intended to broaden reproductive choices for women through the cryopreservation of human unfertilized eggs. ViaCell is headquartered in Cambridge, Massachusetts with a processing and storage facility in Kentucky and additional research and development operations in Singapore.
This press release contains forward-looking statements regarding the potential path forward for the CB001 program and the possible resumption of clinical trials. Such statements are based on management’s current expectations. The potential path forward for CB001 and the resumption of clinical trials are subject to a number of risks and uncertainties. Factors which could cause actual results to differ materially from the Company’s current expectations include: the risk that the analysis of the data from the Phase I trial will not warrant continuation of the trial or further clinical trials; the risk that the FDA, the institutional review boards for the clinical sites or the investigators may not agree with the Company’s assessment of the results and may not permit the trial to continue; the risk that concerns may arise from additional analysis or data; and the risk that the Company may encounter other unexpected hurdles. There is no assurance that the Company will be able to resume development of CB001. Drug development involves a high degree of risk. For more information on the risks and uncertainties associated with the Company and its products and programs, see the factors set forth under the heading “Risk Factors That May Affect Results” in the Company’s report on Form 10-Q for the quarter ending June 30, 2005, which is on file with the Securities and Exchange Commission and which factors are incorporated herein by reference. ViaCell does not undertake any obligation to update forward-looking statements.
ViaCell® and Viacord® are registered trademarks and ViaCyte SM is a service mark of ViaCell, Inc.
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